Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188929 and 333-213602 on Forms S-8 of our report dated March 9, 2017 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 9, 2017